Exhibit 5.1

Ernst & Young LLP EY Tower 100 Adelaide Street West, PO Box 1 Toronto, ON M5H 0B3	Tel: +1 416 864 1234 Fax: +1 416 864 1174 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Auditor, Transfer Agent and Registrar" and to the incorporation by reference of our report dated March 8, 2024 with respect to the consolidated financial statements of Algonquin Power & Utilities Corp. (the “Company”) as at and for the years ended December 31, 2023 and December 31, 2022, and our report dated March 8, 2024 with respect to the effectiveness of internal control over financial reporting as at December 31, 2023 included in Exhibit 99.2 on Form 40-F filed on March 8, 2024 in the Registration Statement on Form F-10 and related Prospectus of the Company for the registration of Debt Securities (unsecured), Subscription Receipts, Preferred Shares, Common Shares, Warrants, Share Purchase Contracts, Share Purchase or Equity Units, and Units comprised of some or all of the other securities described above, or any combination thereof of the Company.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

March 8, 2024